UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

October 13, 2017

Concurrent Computer Corporation

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-37706	04-2735766
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4375 River Green Parkway, Suite 100, Duluth, Georgia	30096
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (678) 258-4000

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 1.01.	Entry into a Material Definitive Agreement.

Asset Purchase Agreement

On October 13, 2017, Concurrent Computer Corporation (the “Company”) entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) with Vecima Networks Inc. (the “Purchaser”). The Asset Purchase Agreement contemplates the sale and transfer of all of the Company’ assets and certain liabilities primarily related to the Company’s “content delivery” business to the Purchaser for a purchase price of $29 million (subject to an adjustment for net working capital). The transactions contemplated by the Asset Purchase Agreement will result in the sale of substantially all of the Company’s remaining operating assets. The Asset Purchase Agreement includes customary terms and conditions, including an adjustment to the purchase price based on a normalized level of net working capital and provisions that require the Company to indemnify the Purchaser for certain losses that it incurs as a result of a breach by the Company of its representations and warranties in the Asset Purchase Agreement and certain other matters.

Proceeds from the sale will be payable to the Company as follows: (1) a $27.55 million payment to the Company in cash on the closing date (subject to an adjustment for estimated net working capital), and (2) $1.45 million placed in escrow on the closing date as security for the Company’s indemnification obligations to the Purchaser under the Asset Purchase Agreement, which amount will be released to the Company on or before the date that is twelve months from the closing date (less any portion of the escrow used to make indemnification or purchase price adjustment payments to the Purchaser).

The Asset Purchase Agreement contains customary representations and warranties of each of the parties. The Asset Purchase Agreement contains indemnification rights in favor of the Company following closing for (i) breaches of any of the representations or warranties by the Purchaser including, but not limited to, breaches related to organization, authorization, and governmental authorization, (ii) breaches of the covenants or agreements of the Purchaser in the Asset Purchase Agreement, and (iii) liabilities which the Purchaser agrees to assume in the Asset Purchase Agreement. In addition, the Asset Purchase Agreement contains indemnification rights in favor of the Purchaser following closing for (i) breaches of certain fundamental representations and warranties by the Company, including breaches related to organization, authorization, capitalization, title to purchased assets, finders’ fees, and sufficiency of purchased assets, (ii) breaches of any of the representations and warranties by the Company, (iii) breaches of the covenants or agreements of the Company in the Asset Purchase Agreement, and (iv) liabilities which the parties agreed the Purchaser would not assume pursuant to the Asset Purchase Agreement.

The completion of the transactions contemplated by the Asset Purchase Agreement are subject to customary closing conditions, including the approval of the transactions by the Company’s stockholders.

The Asset Purchase Agreement contains specified termination rights for the parties. The Company has the right to terminate the Asset Purchase Agreement if it enters into a definitive agreement in respect of a Superior Proposal (as defined in the Asset Purchase Agreement), provided that the Company complies with certain notice and other requirements set forth in the Asset Purchase Agreement. In such event, the Company may be required to pay Vecima a termination fee equal to $1.45 million. The Company may also be required to pay a termination fee if the Asset Purchase Agreement is terminated under certain circumstances when, prior to the termination of the Asset Purchase Agreement, an Acquisition Proposal (as defined in the Asset Purchase Agreement) shall have been communicated to the Company and announced publically and within six (6) months after such termination the Company enters into a definitive agreement with respect to any Acquisition Proposal with another Person.

Under the terms of a non-compete agreement to be executed simultaneously with the closing of the transactions contemplated by the Asset Purchase Agreement, the Company will agree for a period of three years following the closing of the transaction not to (i) directly or indirectly, alone or in association with any other person, own, manage, operate, control, participate in, invest in, perform services for, or otherwise carry on or engage in any business focused on the development, marketing, and supporting of software applications and solutions for video content delivery and storage technologies (a “Content Delivery Business”) anywhere in the world, (ii) without the written consent of the Purchaser, have any direct or indirect interest in any person that engages in any Content Delivery Business or competes with the Content Delivery Business of the Seller, as conducted as of the date of the closing of the transactions under the Asset Purchase Agreement, or (iii) directly or indirectly, solicit or recruit any employees being transferred as set forth in the Asset Purchase Agreement or to encourage any such employee to terminate his or her employment with the Purchaser.

Simultaneously with the execution of the Asset Purchase Agreement, certain stockholders of the Company that hold, in the aggregate, approximately 17% of the Company’s issued and outstanding common stock, entered into a Voting Agreement with Vecima (the “Voting Agreement”). The Voting Agreement requires the signatories to thereto, so long as the Voting Agreement has not terminated in accordance with its terms, to vote in favor of the Company’s consummation of the transactions contemplated by the Asset Purchase Agreement and against any action or proposal in favor of an alternative acquisition proposal. The Voting Agreement and the obligations of the stockholders’ thereunder will terminate upon, among other things, the termination of the Asset Purchase Agreement, the withdrawal by the board of directors of its recommendation that stockholders vote to approve the Asset Purchase Agreement, or the entry by the Company, without the prior written consent of the signatories to the Voting Agreement, of an amendment to the Asset Purchase Agreement or a waiver of any term thereof which results in a material decrease in, or material change in the composition of, the purchase price payable under the Asset Purchase Agreement. The stockholders executing the Voting Agreement include all of the directors and officers of the Company that are stockholders, but solely in their capacity as stockholders. The Voting Agreement (i) does not limit or affect any actions or omissions taken by any stockholder in its capacity as a director or officer of the Company and (ii) may not be construed to prohibit, limit, or restrict any stockholder from exercising its fiduciary duties as an officer or director of the Company or its remaining stockholders. JDS1, LLC, the Company’s largest stockholder, is also a signatory to the Voting Agreement.

Simultaneously with the approval by the board of directors of the Company (the “Board”) of the Company’s execution of the Asset Purchase Agreement, the Board formed a subcommittee of the Board (the “Investment Committee”) to evaluate options to maximize the value of the Company’s remaining assets, which, following the closing of the transactions contemplated under the Asset Purchase Agreement, will consist primarily of (i) cash and cash equivalents and (ii) the Company’s remaining net operating loss carryforwards under federal, state, and foreign tax laws. The Board has authorized the Investment Committee to retain such counsel, experts, consultants or other professionals as the Investment Committee shall deem appropriate from time to time to aid in the Investment Committee in the performance of its duties.

A copy of the Asset Purchase Agreement is attached hereto as Exhibit 2.1, and the description of the material terms of the Asset Purchase Agreement in this Item 1.01 is qualified in its entirety by reference to such exhibit, which is incorporated herein by reference. A copy of the press release announcing the sale is being furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

ITEM 7.01.	Regulation FD Disclosure.

On October 16, 2017, the Company issued a press release announcing the execution of the Asset Purchase Agreement described above in Item 1.01 of this Current Report on Form 8-K. A copy of the press release is furnished as Exhibit 99.1 hereto and incorporated herein by reference.

The information contained in this Item 7.01 is being “furnished” and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liability of that section or Sections 11 and 12(a)(2) of the Securities Act of 1933, as amended. The information in this Item 7.01 of this Current Report on Form 8-K shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended, or into any filing or other document pursuant to the Securities Exchange Act of 1934, as amended, except as otherwise expressly stated in any such filing.

Forward Looking Statements

Certain statements in this communication constitute forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements are often identified by words such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “see,” “continue,” “could,” “can,” “may,” “will,” “likely,” “depend,” “should,” “would,” “plan,” “predict,” “target,” and similar expressions, and may include references to assumptions and relate to Concurrent’s future prospects, developments and business strategies. Except for the historical information contained herein, the matters discussed in this communication are forward-looking statements that involve risks and uncertainties that may cause Concurrent’s actual results to be materially different from such forward-looking statements and could materially adversely affect its business, financial condition, operating results and cash flows. These risks and uncertainties include the occurrence of any event, change or other circumstances that could give rise to the termination of the Asset Purchase Agreement; the failure to obtain the approval of Concurrent’s stockholders or required third party consents or the failure to satisfy any of the other closing conditions to the Asset Purchase Agreement; potential disruption of management’s attention from Concurrent’s ongoing business operations due to the transaction; the effect of the announcement of the Asset Purchase Agreement on the ability of Concurrent to retain and hire key personnel and maintain relationships with its customers, suppliers and others with whom it does business, or on its operating results and business generally; general business conditions; changes in overall economic conditions that impact consumer spending; the impact of competition; and other factors which are often beyond the control of Concurrent, as well other risks listed in Concurrent’s Form 10-K filed September 20, 2017 with the Securities and Exchange Commission and risks and uncertainties not presently known to Concurrent or that Concurrent currently deems immaterial. Concurrent wishes to caution you that you should not place undue reliance on such forward-looking statements, which speak only as of the date on which they were made. Concurrent does not undertake any obligation to update forward-looking statements, except as required by law.

Important Additional Information and Where to Find It

In connection with the proposed transaction, Concurrent will file with the SEC and mail or otherwise provide to its stockholders a proxy statement regarding the proposed transaction. BEFORE MAKING ANY VOTING DECISION, CONCURRENT’S STOCKHOLDERS ARE URGED TO CAREFULLY READ THE PROXY STATEMENT IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE AND ANY OTHER DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION OR INCORPORATED BY REFERENCE THEREIN BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES TO THE PROPOSED TRANSACTION.  Investors and security holders may obtain a free copy of the proxy statement and other documents that Concurrent files with the SEC (when available) from the SEC’s website at www.sec.gov and Concurrent’s website at http://www.concurrent.com/about/investors/sec-filings/. In addition, the proxy statement and other documents filed by Concurrent with the SEC (when available) may be obtained from Concurrent free of charge by directing a written request to Corporate Secretary, Concurrent Computer Corporation, 4375 River Green Parkway, Suite 100, Duluth, Georgia 30096. Phone: (678) 258-4000.

Media Relations:
Sandra Dover
(678) 258-4112
Sandra.dover@concurrent.com

Investor Relations:

Doug Sherk
(415) 652-9100
dsherk@evcgroup.com

Derek Elder, director and Chief Executive Officer, Warren Sutherland, Chief Financial Officer, and certain other directors and officers of Concurrent, are or may be deemed participants in Concurrent’s solicitation. Other than Mr. Elder, none of such participants owns in excess of 1% of Concurrent’s common stock. Mr. Elder may be deemed to own approximately 2.3% of Concurrent’s common stock. Additional information regarding such participants, including their direct or indirect interests, by security holdings or otherwise, will be included in the proxy statement and other relevant documents to be filed with the SEC in connection with the transaction. Information relating to the foregoing can also be found in Concurrent’s definitive proxy statement for its 2017 Annual Meeting of Stockholders (the “2017 Proxy Statement”), which was filed with the SEC on October 2, 2017. To the extent that holdings of Concurrent’s securities have changed since the amounts printed in the 2017 Proxy Statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Additional information regarding the interests of such individuals in the proposed transaction will be included in the proxy statement relating to such transaction when it is filed with the SEC. These documents may be obtained free of charge from the SEC’s website at www.sec.gov and Concurrent’s website at http://www.concurrent.com/about/investors/sec-filings/.

The following exhibits are filed herewith:

Exhibit No.	Description

2.1*	Asset Purchase Agreement, dated as of October 13, 2017, by and between Concurrent Computer Corporation and Vecima Networks Inc.

99.1	Press release of Concurrent Computer Corporation issued on October 16, 2017.

* The schedules to the Asset Purchase Agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish a copy of any schedule omitted from the Asset Purchase Agreement to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 16, 2017

CONCURRENT COMPUTER CORPORATION

(Registrant)

By:	/s/ Derek Elder
Derek Elder
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

2.1*	Asset Purchase Agreement, dated as of October 13, 2017, by and between Concurrent Computer Corporation and Vecima Networks Inc.

99.1	Press release of Concurrent Computer Corporation issued on October 16, 2017.

* The schedules to the Asset Purchase Agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish a copy of any schedule omitted from the Asset Purchase Agreement to the SEC upon request.